EXHIBIT 21.1

BOARDWALK PIPELINE PARTNERS, LP
Subsidiaries of the Registrant
December 31, 2012

Name of Subsidiary	Organized Under Laws of	Business Names

Boardwalk Operating GP, LLC	Delaware
Boardwalk Pipelines, LP	Delaware
Texas Gas Transmission, LLC	Delaware	Texas Gas
Gulf South Pipeline Company, LP	Delaware	Gulf South
GS Pipeline Company, LLC	Delaware
Gulf Crossing Pipeline Company LLC	Delaware	Gulf Crossing
Boardwalk HP Storage Company, LLC	Delaware	HP Storage
Boardwalk Midstream, LLC	Delaware
Boardwalk Acquisition Company, LLC	Delaware
Boardwalk Louisiana Midstream, LLC	Delaware	Louisiana Midstream
Boardwalk Storage Company, LLC	Delaware
Boardwalk Field Services, LLC	Delaware	Field Services